Form 10KSB, Exhibit 13
period 1996-12-31
ST JOSEPH CAPITAL CORP
filed 1997-03-28
CIK 1015856

Table of Contents







                    2    Letter to Shareholders
------------------------------------------------------------------
                    4    Mission Statement
------------------------------------------------------------------
                    5    Products & Services
------------------------------------------------------------------
                    6    Management's Discussion & Analysis
------------------------------------------------------------------
                    8    Report of Independent Auditors
------------------------------------------------------------------
                    17   Executive Officers and Directors
------------------------------------------------------------------
                    19   Corporate Information







--------------------------------------------------------------------------------
                                      1

                                         March 1997



To Our Shareholders and Friends:

It is with great pleasure that we present to our Shareholders the first Annual Report for St. Joseph Capital Corporation. The Company came into existence on February 29, 1996. We became a public company in September 1996, after the very successful initial public offering (IPO) of our common stock. Since we have established December 31 as our fiscal year-end, we are reporting on our results for the period ending December 31, 1996.

The year included many highlights. We completed the regulatory approval process; closed the IPO in September; entered into a lease for our permanent location in Mishawaka, Indiana at 3820 Edison Lakes Parkway; and established the infrastructure necessary to open the Bank on February 13, 1997.

The results achieved thus far are gratifying. As you may recall, the IPO generated approximately $12.1 million in net proceeds. This substantial capital base should allow the Company to grow, in the short term, without being restricted by a shortage of capital.

The Company invested $10 million of the proceeds from the IPO into St. Joseph Capital Bank in February 1997. Few start-up banks have enjoyed this much initial capital to begin operations. The remaining capital of the Company has been invested in highly liquid assets, thereby providing the Company with the flexibility to respond to appropriate business opportunities as they arise.

As projected, we are reporting a loss for our first fiscal year. The $290,219 loss was a result of significant pre-opening and start-up expenditures and is in line with our initial forecast. Until the Bank grows and achieves a revenue stream from its banking operations, we expect that operating losses will continue. It has been and will continue to be management's focus to reach a break-even operating point as early as possible. We have embarked on an aggressive calling program in order to establish banking relationships with potential clients. Your assistance in this effort by providing us with additional prospects would be greatly appreciated.

Cost consciousness will always be a priority at St. Joseph Capital Bank, but never at the expense of client service. In some circumstances, we may invest time and financial resources that result in deferring near-term profitability -- in order to enhance long-term value for our Company.

We continue to be dedicated to our Company's business strategy of maintaining local management and ownership. Further, we remain committed to our target markets within the Michiana area. With the financial institution industry undergoing rapid change and consolidation, we firmly believe there is a need in this community for our type of banking organization. In fact, we are convinced that our strategy and focus will lead to long-term growth for the Company. Comments from our shareholders and clients confirm this belief.


--------------------------------------------------------------------------------

In the pages that follow, we are providing more information regarding our operating philosophy and products. We invite you to read on in order to gain additional insights into how we will position the Company and manage our business in the future.

We would like to thank our shareholders, our staff and our Board of Directors for their many contributions in this first year. The countless hours of work, combined with the high energy and enthusiasm of everyone involved, have made this a year we shall always remember.

We welcome any comments, suggestions or questions you may have and look forward to serving you as members of the St. Joseph Capital Corporation family for years to come.



                                                   Sincerely,




                                                   John Rosenthal
                                                   Chairman, President &
                                                   Chief Executive Officer




                                                   Jack Matthys
                                                   Vice Chairman &
                                                   Chief Lending Officer




                                                   Edward Pooley
                                                   Senior Vice President &
                                                   Chief Financial Officer



--------------------------------------------------------------------------------
                                      3

                        [ST. JOSEPH CAPITAL BANK LOGO]

                               MISSION STATEMENT

The mission of St. Joseph Capital Bank is to provide the highest level of client service and needs-based financial solutions to small businesses and individuals in the Michiana area. Three key founding principles will help form this client-driven financial institution:



   INTEGRITY        Fairness and respect for all people (clients, prospects,
                    employees and shareholders), coupled with open and honest communications, will be the hallmark of all our business dealings. We commit to building relationships with these constituencies based on mutual respect and understanding.

   CLIENT SERVICE   Timely decisions made by fully empowered local
                    owner/operators will distinguish us from the competition.
                    Our responsiveness and enthusiasm will be evident in everything we do.

   INNOVATION       Satisfying client needs through traditional and
                    non-traditional methods, as well as looking for unique or creative ways to meet the clients financial needs, will be a distinguishing characteristic of our operations.
                    Strategic partnerships with other financial services companies will allow St. Joseph Capital Bank to use a consultative selling approach to meet the diverse needs of the target market.

These three principles form the operating philosophy of St. Joseph Capital Bank and will lead to growth and profits, which will provide attractive returns to investors.

                    STATEMENT OF BELIEFS RELATING TO CLIENTS

WE BELIEVE ...


-    every client is IMPORTANT and is to be TREATED FAIRLY and with RESPECT.

- CLIENT SERVICE and CLIENT LOYALTY shall be our FOCUS; from that focus, profits and growth will follow.

- in LISTENING to clients and then finding ways to meet their individual needs.

- our clients deserve to work with KNOWLEDGEABLE, PROFESSIONAL EMPLOYEES who are EMPOWERED to be CREATIVE and FLEXIBLE in meeting the needs of our clients, while achieving the goals/objectives of St. Joseph Capital Bank.

-    in OPEN, HONEST COMMUNICATION with clients.



--------------------------------------------------------------------------------

                        [ST. JOSEPH CAPITAL BANK LOGO]

                           BUSINESS BANKING SERVICES


- BUSINESS CHECKING: A non-interest-bearing checking account for corporations or partnerships.

- PREMIER BUSINESS CHECKING: An interest-bearing checking account designed for proprietorships, non-profit organizations and government entities.

- PREMIER BUSINESS SAVINGS: A tiered-rate savings account for businesses, non-profit organizations and government entities.

- CERTIFICATES OF DEPOSIT: Features maturities ranging from thirty days to five years.

- INVESTMENT SWEEP AND TWO-WAY SWEEP: An automatic investment of excess funds into an overnight repurchase agreement or applied to outstanding loan balances.

- COMMERCIAL LOANS: A variety of loans are available to meet all business needs.

- PREMIER ELECTRONIC ACCESS: A computer-based cash management system used to access account information, transfer funds, reconcile accounts and initiate ACH transactions, loan advances or loan repayments.

- COURIER SERVICE: A unique pick-up/drop-off service that makes banking more convenient for clients.


Other Business Banking Services include: STANDBY AND DOCUMENTARY LETTERS OF CREDIT, NIGHT DEPOSITORY SERVICES, PREMIER TELEPHONE ACCESS, BANK-BY-MAIL (postage prepaid), MERCHANT CREDIT CARD PROCESSING, CORPORATE VISA GOLD(TM) CARDS AND PREMIER CARD (a combined ATM and debit card).

                           PERSONAL BANKING SERVICES


-    PREMIER CHECKING:  A high-yield, interest-bearing checking account.

-    PREMIER SAVINGS:  A high-yield, tiered-rate savings account.

- CERTIFICATES OF DEPOSIT: Features maturities ranging from thirty days to five years.

-    INDIVIDUAL RETIREMENT ACCOUNTS:  Variable- or fixed-rate accounts.

- RESIDENTIAL MORTGAGE LOANS: For the purchase, construction or refinancing of a primary residence or vacation home. Available in three- and five-year adjustable-rate mortgages.

- LINES OF CREDIT: A flexible solution to revolving credit in the form of an OVERDRAFT LINE OF CREDIT, A PERSONAL LINE OF CREDIT OR A HOME EQUITY LINE OF CREDIT.

- INSTALLMENT LOANS: Fixed- or variable-rate loans for the financing of specific items.

-    VISA GOLD(TM) CARDS:  A no-fee, low-rate credit card.


Other Personal Banking Services include: PREMIER TELEPHONE ACCESS, PREMIER CARD (a combined ATM and debit Card), AND BANK-BY-MAIL (postage pre-paid).


--------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

St. Joseph Capital Corporation (the "Company") was formed in February 1996 under the laws of the State of Delaware for the purpose of becoming the bank holding company for St. Joseph Capital Bank, Mishawaka, Indiana (the "Bank"). The Bank is organized as an Indiana-chartered commercial bank with depository accounts insured by the Federal Deposit Insurance Corporation.

On September 10, 1996, the Company completed an initial common stock offering during which 1,265,000 shares of the Company's common stock were sold at $10 per share, resulting in gross proceeds of $12.65 million. Expenses associated with the initial public offering totaling $534,000 were netted against the gross proceeds and not recorded as expenses in the Company's statement of income. Thus, the net proceeds from the initial public offering were $12.1 million. The Company used approximately $10 million of the proceeds from the stock offering to provide the initial capitalization of the Bank in February 1997.

The Bank received regulatory approval to operate as a bank from the Indiana Department of Financial Institutions on August 8, 1996, and received its certificate of insurance from the Federal Deposit Insurance Corporation on February 11, 1997. The Bank commenced operations on February 13, 1997. The Bank intends to offer a full range of commercial and consumer banking services primarily within a 15-mile radius of Mishawaka, Indiana.

The Company received approval from the Board of Governors of the Federal Reserve System to operate as a Bank Holding Company on September 4, 1996.

FINANCIAL CONDITION

As of December 31, 1996, the Company had total assets of $11.8 million. The Company's assets consisted primarily of investment securities totaling $10.1 million and interest-bearing deposits and federal funds sold totaling $1.4 million. The funding of the Company's assets came from the initial common stock offering, which generated net proceeds of $12.1 million. The proceeds of the stock offering were invested in short-term interest-earning assets, pending utilization of the proceeds to fund the capitalization of the Bank in early 1997. The Company had total stockholders' equity of $11.8 million as of December 31, 1996.

The Company had a net loss of $290,219 for the period from February 29, 1996 (date of inception), through December 31, 1996. The losses were primarily the result of salaries and employee benefits of $272,000, professional fees of $56,000 and miscellaneous expenses of $152,000 associated with the regulatory application process, as well as Bank start-up costs. These expenses were partially offset by net interest income of $189,000.

Because the Company is a new venture, it is anticipated that the Company's net losses will continue for an indefinite period into the future.

--------------------------------------------------------------------------------

COMMITMENTS

The Company committed to lease a building for its main office location for an initial lease term of five years. The annual lease payments are $67,500 during the first year, with an increase of $14,500 in the second year and $9,500 in each subsequent year. The Company can purchase the building for $800,000 at any time during the term of the lease.

RECENT REGULATORY DEVELOPMENTS

On September 30, 1996, President Clinton signed into law the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Regulatory Reduction Act"). Subtitle G of this Act consists of the Deposit Insurance Funds Act of 1996 (the "DIFA"). The DIFA provides for a one-time special assessment on each depository institution holding deposits subject to assessment by the FDIC for the Savings Association Insurance Fund (the "SAIF") in an amount which, in the aggregate, increased the designated reserve ratio of the SAIF (i.e., the ratio of the insurance reserves of the SAIF to total SAIF-insured deposits) to 1.25% on October 1, 1996. Subject to certain exceptions, the special assessment was payable in full on November 27, 1996. St. Joseph Capital Bank holds no SAIF-assessable deposits and, therefore, is not subject to the special assessment.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This report, including the Chairman's Letter to Stockholders, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally indentifiable by use of the words "believe," "expect," "intend," "anticipated," "estimated," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
St. Joseph Capital Corporation
Mishawaka, Indiana


We have audited the accompanying balance sheet of St. Joseph Capital Corporation (the "Company") as of December 31, 1996, and the related statements of income, changes in stockholders' equity and cash flows for the period from February 29, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Joseph Capital Corporation as of December 31, 1996, and the results of its operations and its cash flows for the period from February 29, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.





                                            Crowe, Chizek and Company LLP

South Bend, Indiana
January 24, 1997


--------------------------------------------------------------------------------
                                      8

                                 BALANCE SHEET
                               December 31, 1996
--------------------------------------------------------------------------------




   ASSETS
      Cash and due from banks                                     $     3,103
      Interest-bearing deposits in banks                            1,307,009
      Federal funds sold                                              100,000
                                                                  -----------
         Total cash and cash equivalents                            1,410,112
      Securities available for sale                                10,127,902
      Premises and equipment, net                                     274,720
      Other assets                                                     28,671
                                                                  -----------

         Total assets                                             $11,841,405
                                                                  ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Liabilities
      Accounts payable and other liabilities                      $    48,519

   Stockholders' equity
      Preferred stock, $.01 par value, 100,000 authorized;
       -0- shares issued and outstanding                                    -
      Common stock, $.01 par value, 1,500,000 shares authorized;
       1,265,160 shares issued and outstanding                         12,652
      Additional paid-in capital                                   12,103,000
      Retained deficit                                               (290,219)
      Unrealized depreciation on securities available for sale        (32,547)
                                                                  -----------
         Total stockholders' equity                                11,792,886
                                                                  -----------

         Total liabilities and stockholders' equity               $11,841,405
                                                                  ===========


--------------------------------------------------------------------------------
                                      9

               See accompanying notes to financial statements.

                              STATEMENT OF INCOME
              Period from February 29, 1996, to December 31, 1996
--------------------------------------------------------------------------------



    INTEREST INCOME                        $197,057

    INTEREST EXPENSE                          7,656
                                         ----------

    NET INTEREST INCOME                     189,401

    OTHER EXPENSES
      Salaries and employee benefits        271,679
      Professional fees                      55,805
      Advertising expense                    13,125
      Premises and equipment                 29,028
      Incorporation expense                  30,819
      Other expenses                         79,164
                                         ----------
         Total other operating expenses     479,620
                                         ----------

    NET LOSS                              $(290,219)
                                         ==========

    LOSS PER COMMON SHARE                     $(.23)
                                         ==========

--------------------------------------------------------------------------------
                                     10

               See accompanying notes to financial statements.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              Period from February 29, 1996, to December 31, 1996
--------------------------------------------------------------------------------




    BALANCE, BEGINNING OF PERIOD                   $         -

    Proceeds from issuance of common stock
     for initial capitalization                          1,000

    Proceeds from the sale of 1,265,160 shares of
     common stock, net of stock-offering costs      12,115,652

    Redemption of common stock from
     initial capitalization                             (1,000)

    Change in unrealized appreciation on
     securities available for sale                     (32,547)

    Net loss                                          (290,219)
                                                   -----------


    BALANCE AT END OF PERIOD                       $11,792,886
                                                   ===========

--------------------------------------------------------------------------------
                                     11

               See accompanying notes to financial statements.

                            STATEMENT OF CASH FLOWS
              Period from February 29, 1996, to December 31, 1996
--------------------------------------------------------------------------------




    CASH FLOWS FROM OPERATING ACTIVITIES
       Net loss                                       $   (290,219)
       Adjustments to reconcile net loss to net cash
        from operating activities
          Depreciation                                       4,176
          Discount accretion                              (167,621)
          Increase in other assets                         (28,671)
          Increase in accounts payable                      48,519
                                                      ------------
              Net cash from operating activities          (433,816)
                                                      ------------

    CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of securities available for sale       (17,054,828)
       Maturity of securities available for sale         7,062,000
       Fixed-asset expenditures                           (278,896)
                                                      ------------
          Net cash from investing activities           (10,271,724)
                                                      ------------

    CASH FLOWS FROM FINANCING ACTIVITIES
       Proceeds from issuance of common stock,
        net of stock-offering costs                     12,115,652
       Proceeds from loans                                 275,000
       Repayment of loans                                 (275,000)
                                                      ------------
          Net cash from financing activities            12,115,652
                                                      ------------

    NET INCREASE IN CASH AND CASH EQUIVALENTS            1,410,112

    CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             -
                                                      ------------

    CASH AND CASH EQUIVALENTS AT END OF PERIOD        $  1,410,112
                                                      ============


    SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
      Cash paid during the year for:
        Interest                                      $      7,656
        Income taxes                                             -

--------------------------------------------------------------------------------
                                     12

               See accompanying notes to financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of St. Joseph Capital Corporation (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following describes the significant accounting and reporting policies that are employed in the preparation of the financial statements.

Use of Estimates in Preparing Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The fair values of securities and depreciation of premises and equipment involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at December 31, 1996, may change in the near-term future and that the effect could be material to the financial statements.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are classified as trading when held for short-term periods in anticipation of market gains, and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary.

The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Interest income includes amortization of purchase premiums and discounts.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Buildings and improvements are depreciated using the straight-line method. Maintenance and repairs are expensed, and major improvements are capitalized. Assets are reviewed for impairment under Statement of Financial Accounting Standards No. 121 when events indicate that the reported carrying amount may not be fully recoverable.

Profit-Sharing Plan: The Company maintains a 401(k) profit-sharing plan covering substantially all employees. For details concerning the plan, see
Note 5.

Earnings Per Common Share: Earnings (loss) per common share have been computed based on the average number of shares outstanding during the period, which was 1,265,024.

Statement of Cash Flows: For purposes of the statement of cash flows, cash and cash equivalents are defined to include the Company's cash on hand, its deposits in other financial institutions and federal funds sold with a maturity of 90 days or less.

--------------------------------------------------------------------------------
                                     13

                                 (Continued)

NOTE 2 - ORGANIZATION

St. Joseph Capital Corporation was incorporated under the laws of the state of Delaware on February 29, 1996, with an initial capitalization of $1,000. The Company's activities to date have been limited to the organization of St. Joseph Capital Bank (the "Bank"), as well as preparation for and completion of a $12,650,000 common stock offering (the "Offering"). The Company sold 1,265,000 shares of common stock at a price of $10 per share in the Offering resulting in net proceeds of $12,115,652. A substantial portion of the proceeds of the Offering will be used by the Company to provide the initial capitalization of the Bank which is anticipated to occur in February 1997 at which time the Bank will begin operations.


NOTE 3 - SECURITIES AVAILABLE FOR SALE


Year-end securities were as follows:
                                                            Gross            Gross
                                         Amortized        Unrealized       Unrealized         Fair
                                           Cost             Gains            Losses          Value
                                      ---------------  ---------------  ---------------  ------------

   U.S. Government and agency            $ 10,160,449  $             -    $    (32,547)  $ 10,127,902
                                      ===============  ===============    ============   ============

Contractual maturities of debt securities at year-end 1996 were as follows:

                                                                           Amortized          Fair
                                                                             Cost            Value
                                                                        ---------------  -------------

Due in one year or less                                                   $10,160,449    $ 10,127,902
                                                                          ===========    ============


There were no sales of securities during the period.


NOTE 4 - COMMITMENTS AND CONTINGENCIES

The Company has committed to lease a building for its main office location.
The lease has a term of five years with the option for one five-year extension. In addition, the lease agreement allows the Company to purchase the building for $800,000 at any time during the term of the lease. The aggregate annual lease payments are $67,500 for the first year of the lease and increase by $14,500 in the second year and $9,500 in each succeeding year during the initial five-year term. Future minimum commitments are:



               1997                      $ 67,500
               1998                        82,000
               1999                        86,500
               2000                        96,000
               2001                       105,500
                                         --------

               Total                     $437,500
                                         ========

--------------------------------------------------------------------------------
                                     14

                                 (Continued)

NOTE 5 - BENEFIT PLANS

The Company's Board of Directors has adopted a stock-option plan. Under the terms of this plan, options for up to 100,000 shares of the Company's common stock may be granted to key management employees and directors of the Company and its subsidiaries. The exercise price of the options will be determined at the time of grant by an administrative committee to be appointed by the Board of Directors.

Financial Accounting Standards No. 123, which became effective for 1996, requires proforma disclosures for companies that do not adopt its fair-value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net income and earnings per share had the Standard's fair-value method been used to measure compensation cost for stock-option plans. Compensation cost actually recognized for stock options was $0 for 1996.


   Net loss as reported                     $(290,219)
   Proforma net loss                         (476,453)

   Loss per share as reported               $    (.23)
   Proforma loss per share                       (.38)


In future years, the proforma effect of not applying this Standard is expected to increase as additional options are granted.

Stock-option plans are used to reward employees and provide them with an additional equity interest. Options are issued for 10-year periods with varying vesting periods. Information about option grants follows:


                                                                Weighted-
                                                  Weighted-      Average
                                     Number of     Average      Fair Value
                                      Options   Exercise Price  of Grants
                                     ---------  --------------  ----------

     Outstanding, beginning of 1996
     Granted                            56,030    $10.02          $4.92
                                     ---------
     Outstanding, end of 1996           56,030
                                     =========


Stock options exerciseable on December 31, 1996, totaled 28,030 at a weighted-average exercise price of $10.04.


--------------------------------------------------------------------------------
                                     15

                                 (Continued)

The fair-value of options granted during 1996 is estimated using the following weighted-average information: risk-free interest rate of 6.5%, expected life of 10 years, expected volatility of stock price of .15, and expected dividends of 0% per year.

The Company maintains a 401(k) plan covering substantially all employees. Annual expense related to the plan is based on a discretionary matching of up to 6% of the participants' compensation. The plan also allows for an additional discretionary contribution on the employee's behalf for any eligible employee irrespective of the employee's participation in the plan during the year. The discretionary matching percentage and the additional discretionary contribution are to be determined by the Board of Directors at the end of each year. No expense was recorded related to this plan for 1996.


NOTE 6 - INCOME TAXES

Net deferred tax assets are primarily the result of a net operating loss carryforward. Information concerning deferred tax assets is as follows:


                       Net deferred tax asset   $127,816
                       Valuation allowance      (127,816)
                                               ---------
                                                       -
                                               =========



--------------------------------------------------------------------------------
                                     16

                                 (Continued)

     BOARD OF DIRECTORS OF THE CORPORATION


ARTHUR J. DECIO                               DAVID A. ECKRICH
Chairman and Chief Executive Officer,         President, Adams Road Development, Inc.
Skyline Corporation

JERRY HAMMES                                  V. ROBERT HEPLER
Chairman, Romy Hammes Bancorp, Inc.,          President & Chief Executive Officer,
Peoples Bank of Kankakee County and           VRH Rentals
Romy Hammes Management, Inc.

HELEN L. KRIZMAN                              SCOTT C. MALPASS
Controller, R-Vision, Inc.                    Associate Vice President for Finance and
                                              Chief Investment Officer, University of Notre Dame

JACK MATTHYS                                  ARTHUR H. MCELWEE, JR.
Vice Chairman and Chief Lending Officer,      President, Toefco Engineered Coating
St. Joseph Capital Corporation                Systems, Inc.

JOHN W. ROSENTHAL                             RICHARD A. ROSENTHAL
Chairman, President and                       Athletic Director Emeritus, University of
 Chief Executive Officer,                     Notre Dame
St. Joseph Capital Corporation

ROBERT A. SULLIVAN
President, Capital Bank, N.A.


                         OFFICERS OF THE CORPORATION

JOHN W. ROSENTHAL                             JACK MATTHYS
Chairman, President and                       Vice Chairman and
Chief Executive Officer                       Chief Lending Officer


EDWARD R. POOLEY                              ARTHUR H. MCELWEE, JR.
Senior Vice President and                     Secretary
Chief Financial Officer




--------------------------------------------------------------------------------
                                     17

                                 (Continued)

                            DIRECTORS OF THE BANK


DAVID A. ECKRICH   (1,4)                         JERRY HAMMES,  (1,2)
President, Adams Road Development, Inc.          Chairman, Romy Hammes Bancorp, Inc.
                                                 Peoples Bank of Kankakee County and
                                                 Romy Hammes Management, Inc.

HELEN L. KRIZMAN  (1,3)                          SCOTT C. MALPASS  (2,4)
Controller, R-Vision, Inc.                       Associate Vice President for Finance and
                                                 Chief Investment Officer, University of Notre Dame

JACK MATTHYS  (2)                                ARTHUR H. MCELWEE, JR.  (3,4)
Vice Chairman and Chief Lending Officer,         President, Toefco Engineered Coating
St. Joseph Capital Bank                          Systems, Inc.

JOHN W. ROSENTHAL  (2,3,4)                       RICHARD A. ROSENTHAL  (2,4)
Chairman, President                              Athletic Director Emeritus, University of
and Chief Executive Officer,                     Notre Dame
St. Joseph Capital Bank

ROBERT A. SULLIVAN  (2,3)
President, Capital Bank, N.A.

1.   Member of the Audit Committee
2.   Member of the Directors Loan Policy Committee
3.   Member of the Human Resources Committee
4.   Member of the Investment Committee


                             OFFICERS OF THE BANK


JOHN W. ROSENTHAL                                JACK MATTHYS
Chairman, President and                          Vice Chairman and
Chief Executive Officer                          Chief Lending Officer

NANCY N. KING                                    PATRICK D. NOVITZKI
Senior Vice President,                           Senior Vice President,
Deposit Services                                 Lending Services

EDWARD R. POOLEY                                 LENORE R. GENTNER
Senior Vice President, Cashier,                  Vice President,
and Chief Financial Officer                      Deposit Services

ERIC S. GERHOLD                                  JANICE M. REAVES
Vice President,                                  Assistant Vice President,
Senior Credit Administrator                      Loan Documentation/Client Services

THERESA R. CRUZ
Operations Officer



--------------------------------------------------------------------------------
                                     18

                                 (Continued)

CORPORATE INFORMATION
---------------------
St. Joseph Capital Corporation, a bank holding company, provides a broad range of banking services to businesses and individuals in the Michiana area. Its sole subsidiary, St. Joseph
Capital Bank, was founded on February 13, 1997.

HEADQUARTERS
------------
3820 Edison Lakes Parkway
Mishawaka, Indiana  46545
219-273-9700

ANNUAL MEETING
--------------
Tuesday, April 29, 1997
7:00 p.m. (local time)
Center for Continuing Education
Notre Dame, Indiana  46556

STOCK LISTING
-------------
St. Joseph Capital Corporation common
stock is an Over-the-Counter "bulletin board" stock and trades under the symbol "SJOE".

STOCK TRANSFER AGENT AND REGISTRAR
----------------------------------
First Union National Bank of North Carolina
230 South Tyron Street, 10th Floor
Charlotte, North Carolina  28288-1154
Attn. Eleanor G. Autry, Vice President

FORM 10-KSB AND OTHER FINANCIAL REPORTS
---------------------------------------
Single copies of this Annual Report, the Corporation's
Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission and quarterly earnings reports may be obtained from:

Edward Pooley
Senior Vice President & CFO
St. Joseph Capital Corporation
3820 Edison Lakes Parkway
Mishawaka, Indiana  46545

INDEPENDENT ACCOUNTANTS
-----------------------
Crowe, Chizek and Company, LLP
330 East Jefferson Boulevard
P. O. Box 7
South Bend, Indiana  46624


--------------------------------------------------------------------------------
                                     19

                                 (Continued)