Form 10KSB40, Exhibit 13
period 1997-12-31
ST JOSEPH CAPITAL CORP
filed 1998-03-31
CIK 1015856

                                                                   EXHIBIT 13.1


April, 1998

Dear Fellow Shareholders:

Unlike last year, when we could report only on activities relating to the formation of St. Joseph Capital Corporation (the bank holding company), this year we have an abundance of activities on which to report relating to the performance and ongoing operation of the Bank. We are delighted to announce that total assets of the Company on December 31, 1997, reached $50.8 million. These results were achieved in a little more than 10 months since opening St. Joseph Capital Bank on February 13, 1997. The level of total assets is important because it serves as an indicator of how rapidly the Bank has grown and how well our concept has been accepted by our target clients. Significantly, the Bank is already approaching the asset size necessary to support its overhead structure.

Total loans were $22.4 million at year-end, which exceeded our initial projections. Loan volume built steadily throughout the year. We generated $6.2 million in new loans in the 4th quarter of 1997, which is a 38.5% increase over the prior quarter-end. We believe that this trend will continue into 1998.

Total deposits also exceeded our internal forecast. The deposit-gathering function continues to build momentum due to the variety and sophistication of our deposit products. Deposits increased by $4.8 million in the 4th quarter, which brought total deposits to $34.9 million at year-end. Deposits drive our growth, and we are grateful to all our clients who have established deposit relationships with us. Each deposit account is important to us and is a product of our commitment to provide our clients with truly superior personalized service.

The net loss for the year was $762,120. It is important to note that approximately half of the net loss is a result of provisioning expense of $360,000 to build the Allowance for Loan Loss ("Allowance"). There have been no loan losses since our inception. This provision for the Allowance is simply an accounting convention that banks use in their financial reporting and it does not represent a cash loss. Additionally, the Allowance, which represents 1.61% of total loans, is substantially in excess of the peer-group average and reflects a very conservative approach to managing the financial affairs of the Bank. This is especially true given the current quality of the loan portfolio. As of December 31, 1997, the Bank did not have any non-performing loans or any past-due loans. We encourage you to read the Management Discussion & Analysis section of this report for more details on the overall financial performance of the Company.

In December, we conducted our first "Client Satisfaction Survey." More than one-third of our clients provided us with important feedback. We are proud of the results we achieved. On a scale of 1-5 (with 5 being the best) we scored the following composite ratings:

Client Service                     4.822
Products                           4.432
Problem Resolution                 4.751
Overall Satisfaction               4.755

Everyone responding answered affirmatively when asked whether he or she would recommend the Bank to a friend. While we are encouraged by the many positive comments, we have no intention of resting on our laurels. We believe we must continue to provide superior service in order for our clients to continue their enthusiastic endorsement of St. Joseph Capital Bank to friends and business associates.

Each year we intend to focus on a particular theme. Many of you will recall that our theme for 1997 was "Building Loyalty." Our theme for 1998, "NO BARRIERS - ONLY BRIDGES," further defines our attitude about how we conduct business. We invite you to explore some of our "bridges," which are highlighted on the pages that follow. We hope that during the course of 1998 we will have the opportunity to build more "bridges" with each of you.

We would be remiss if we didn't acknowledge our dedicated colleagues and their enormous contribution to our successful start. Sound business plans and strategies are important; but we must always remember that it takes superior execution of these plans every day to make a company great. The staff members of St. Joseph Capital Bank have executed at the highest level this past year. Given their character, you can expect nothing less in the years to come.

We must also single out another group - our Board of Directors. This group came together more than two years ago and has invested countless hours to ensure that real value for shareholders would be created. Through both the timely delivery of advice based upon years of experience and the all-important role of being ambassadors for our Company in the community, this group has excelled.

One of our founding holding company directors, Arthur J. Decio, will change status to Director Emeritus, effective at the 1998 Annual Meeting. Art has brought tremendous enthusiasm, support, and credibility to this venture. He helped us get started and gain critical momentum. Fortunately for us, we will still be able to receive his counsel as a Director Emeritus.

We strongly encourage you to attend our Annual Shareholders'

Meeting, which will be conducted on Thursday, May 21, 1998, at 7 p.m. (EST) at the Center for Continuing Education, Notre Dame, Indiana. It gives us a chance to showcase the Company, to answer any questions you might have, and to celebrate our accomplishments, as well as rededicate ourselves to similar efforts for the remainder of 1998. We plan to make it as lively and informative as possible. A reception will follow the meeting.

In closing, each of us extends our heartfelt thanks to you for the tremendous support and assistance you have provided in turning a dream into the reality that is St. Joseph Capital Bank.


Sincerely,



John W. Rosenthal

                     SELECTED CONSOLIDATED FINANCIAL DATA


The following selected consolidated financial data of St. Joseph Capital Corporation and its subsidiary is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Annual Report.



                                                                                                     At December 31,
                                                                                                  --------------------
                                                                                                     (In thousands)
                                                                                                     1997      1996
                                                                                                     ----      ----
SUMMARY OF FINANCIAL CONDITION:
Total assets                                                                                      $50,839     $ 11,841
Total cash and cash equivalents                                                                     4,535        1,410
Interest-bearing time deposits in other financial institutions                                        500            -
Securities available for sale                                                                      22,351       10,128
Loans receivable, net of allowance for loan losses                                                 21,991            -
Total deposits                                                                                     34,916            -
Total shareholders' equity                                                                         11,204       11,793
Average shareholders' equity                                                                       11,628        4,754
Average total assets                                                                               31,283        4,892

                                                                                                 Year Ended December 31,
                                                                                                  1997 and Period From
                                                                                                    February 29, 1996
                                                                                                  to December 31, 1996
                                                                                                  --------------------
                                                                                                     (In thousands)
                                                                                                     1997      1996
                                                                                                     ----      ----
SUMMARY OF OPERATING RESULTS:
Total interest and dividend income                                                                $ 2,022     $    197
Total interest expense                                                                                942            8
                                                                                                  -------     --------
   Net interest income                                                                              1,080          189
Provision for loan losses                                                                             360            -
Total noninterest income                                                                                4            -
Total noninterest expense                                                                           1,486          479
                                                                                                  -------     --------
Income (loss) before income taxes                                                                    (762)        (290)
Income tax expense                                                                                      -            -
                                                                                                  -------     --------
   Net loss                                                                                       $  (762)    $   (290)
                                                                                                  =======     ========

SUPPLEMENTAL DATA:
Return on average total assets                                                                      (2.44)%      (5.93)%
Return on average shareholders' equity                                                              (6.55)       (6.10)
Net interest rate spread (1)                                                                         1.61        (1.25)
Net yield on average interest-earning assets (2)                                                     3.72         4.58
Dividend pay-out ratio (3)                                                                              -            -
Net interest income to operating expenses (4)                                                       72.65        39.49
Average shareholders' equity to average total assets                                                37.17        97.18
Average interest-earning assets to average interest-bearing liabilities                            165.02     3,103.01
Nonperforming assets to total assets                                                                    -            -
Nonperforming loans to total loan receivable                                                            -            -
Allowance for loan losses to total loans receivable                                                  1.61            -
Allowance for loan losses to non-performing loans receivable                                            -            -
Basic and diluted loss per common share (5)                                                       $  (.60)    $   (.23)
Dividends declared per share                                                                      $     -     $      -
Book value per share                                                                              $  8.83     $   9.32
Number of offices                                                                                       1            -


-------------------------------------------------------------------------------
(1) Interest rate spread is calculated by subtracting average interest rate cost from average interest rate earned.
(2)  Net Interest income divided by average interest-earning assets.
(3) Dividends declared per share divided by basic earnings (loss) per common share.
(4)  Operating expenses consist of other expenses less taxes.
(5)  Restated to reflect adoption of SFAS No. 128 on December 31, 1997.


                                                                             6.

                        ST. JOSEPH CAPITAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               Of Financial Condition and Results of Operations



INTRODUCTION

St. Joseph Capital Corporation (the Company) was incorporated under the laws of the state of Delaware on February 29, 1996. During 1996 and the first part of 1997, the Company's activities were limited to the organization of St. Joseph Capital Bank (the Bank), as well as preparation for and completion of a $12,650,000 common stock offering (the Offering). The Company sold 1,265,000 shares of common stock at a price of $10 per share in the Offering resulting in net proceeds of $12,114,000. A substantial portion of the proceeds of the Offering were used by the Company to provide the initial capitalization of the Bank which occurred on February 13, 1997, at which time the Bank began operations. Management believes that the Company's financial condition and results of operations are as expected for a newly formed financial institution.


EARNINGS SUMMARY

CONSOLIDATED NET LOSS for the Company for 1997 was $(762,000), compared to $(290,000) in 1996. Basic and diluted loss per common share was $(.60) in 1997, compared to $(.23) in 1996. No cash dividends were paid in 1997 or 1996.


RESULTS OF OPERATIONS

1997 COMPARED WITH 1996

NET INTEREST INCOME for 1997 was $1.1 million, an increase of $.9 million over 1996. This was due primarily to an increase in securities available for sale and loans receivable, funded by deposit growth. The average rate on interest-earning assets in 1997 was 6.96% which included an average rate on securities available for sale of 5.97% and loans receivable of 8.93%. The average rate on interest-bearing liabilities was 5.35%. The net interest margin for the Bank was 3.72% in 1997. The Bank began operations in February of 1997 and primarily all of the changes from 1996 to 1997 were a result of a growth in volume of interest-earning assets and interest-bearing liabilities.

AT DECEMBER 31, 1997, total loans receivable, net of deferred loan fees, increased to $22.4 million compared to $0 at December 31, 1996. The increase was funded by growth in deposits. The mix of total loans receivable at December 31, 1997 was $14.7 million or 65.9% in commercial loans, $6.4 million or 28.5% in residential real estate mortgage loans and $1.3 million or 5.6% in installment loans to individuals.

SECURITIES AVAILABLE FOR SALE totaled $22.4 million at December 31, 1997 which represented an increase of $12.3 million or 120.69% from $10.1 million at December 31, 1996. The increase was funded by growth in deposits. The December 31, 1996 balance was funded by the capital generated from the Offering to capitalize the startup of the Bank. All securities have been classified as available for sale. Available for sale securities represent those securities which the

                                 (Continued)


                                                                             7.

                        ST. JOSEPH CAPITAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               Of Financial Condition and Results of Operations


Bank may decide to sell if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with unrealized gains and losses included as a separate component of shareholders' equity, net of tax. The unrealized gain on the securities portfolio, net of taxes was $79,421 at December 31, 1997.

TOTAL DEPOSITS AT December 31, 1997 amounted to $34.9 million and funds received from the sale of securities sold under agreements to repurchase were $4.5 million compared to $0 total deposits and securities sold under agreements to repurchase at December 31, 1996. These funds were invested in loans receivable and securities available for sale, as discussed above, and in federal funds sold and interest-bearing time deposits in other financial institutions with the balance held as cash and due from banks.

THE PROVISION FOR LOAN LOSSES charged to operations was based partially on management's estimation of future losses and on an evaluation of portfolio risk and economic factors. The provision for loan losses and the allowance for loan losses were both $360,000 in 1997 compared to $0 in 1996. The increase in the provision and the increase in the allowance during 1997 were due to estimated future loan losses. At December 31, 1997 the allowance for loan losses was 1.61% of total loans receivable.

IN 1997 the Bank did not experience any charge-offs from loans receivable. At December 31, 1997 no portion of the allowance for loan losses was allocated to impaired loan balances as there were no loans considered impaired. Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Loans receivable are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

MANAGEMENT ALLOCATED approximately 41.9% of the allowance for loan losses to commercial loans; 13.6% to residential real estate mortgage loans; and 3.9% to installment loans to individuals at December 31, 1997, leaving 40.6% unallocated. There were no nonperforming loans at December 31, 1997. Management believes the allowance for loan losses balance at December 31, 1997 is adequate to absorb potential losses in the loan portfolio.

TOTAL NONINTEREST INCOME was $4,000 in 1997 compared to $0 in 1996.
Noninterest income resulted from net gains on sales of securities available for sale and other income.

TOTAL NONINTEREST EXPENSE increased $1.0 million or 209.9% in 1997 primarily due to the following factors. Salaries and employee benefits increased $484,000 or 178.0% to $756,000 in 1997 from $272,000 in 1996. This increase was due primarily to the hiring of additional employees needed to operate the Bank. Occupancy and equipment expense increased by $272,000 primarily due to the opening of the Bank facility for its operation. Other expense

                                 (Continued)


                                                                             8.

                        ST. JOSEPH CAPITAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               Of Financial Condition and Results of Operations


increased $251,000 primarily due to the following increases: $25,000 increase in advertising and promotions; $49,000 increase in client courier costs; $61,000 increase in data processing; $23,000 increase in liability insurance; $29,000 increase in professional fees; and $15,000 increase in telephone expense.

THE POTENTIAL FUTURE INCOME TAX BENEFIT from the net operating losses in 1997 and 1996 has not been reflected in the consolidated financial statements. A valuation allowance has been recorded to offset the excess of deferred tax assets over deferred tax liabilities. At such time when management believes that it is more likely than not that the income tax benefit will be used by the Company to off-set future income tax expense, the valuation allowance will be reduced and a tax benefit will be realized. The income tax benefit from the losses in 1997 and 1996 can be carried forward for fifteen years from the time of the loss before they expire. Accordingly, the Company's net operating loss carryforward for 1997 will expire in 2012 and the net operating loss carryforward for 1996 will expire in 2011 if they remain unused at that time.

A NEW ACCOUNTING STANDARD has been issued which will require future reporting in 1998 of comprehensive income (loss). Comprehensive income (loss) is net income (loss), plus changes in unrealized appreciation (depreciation) on securities available for sale, net of tax.


LIQUIDITY

LIQUIDITY RELATES PRIMARILY to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, interest-bearing deposits in other financial institutions and securities available for sale. These assets are commonly referred to as liquid assets. Liquid assets were $27.4 million at December 31, 1997 compared to $11.5 million at December 31, 1996. Liquidity levels improved $15.9 million from 1996 to 1997 primarily due to increased investments in liquid assets funded by growth in deposits which exceeded the growth in loans receivable. Management recognizes that securities may need to be sold in the future to help fund loan demand and accordingly, as of December 31, 1997, the entire securities portfolio of $22.4 million was classified as available for sale. Management believes its current liquidity level is sufficient to meet anticipated future growth.

THE COMPANY has plans to secure a line of credit with the Federal Home Loan Bank using its $6.4 million in residential first real estate mortgage loans to collateralize borrowings that could readily be used as an additional source of liquidity in the future.

THE STATEMENTS OF CASH FLOWS for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the statements of cash flows for 1997 and 1996 follows.



                                 (Continued)


                                                                             9.

                        ST. JOSEPH CAPITAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               Of Financial Condition and Results of Operations


FOR BOTH PERIODS presented, the Company experienced a net decrease in cash from operating activities. Net cash from operating activities was $(765,000) and $(434,000) for the periods ended December 31, 1997 and 1996. The additional decrease in cash from operating activities of $(331,000) for 1997 as compared to 1996 was primarily due to the increased net loss from the operations of the Bank during 1997.

FOR BOTH PERIODS presented, the Company also experienced a net decrease in net cash from investing activities. Net cash from investing activities was $(35.6 million) and $(10.3 million) for the periods ended December 31, 1997 and 1996. The changes in net cash from investing activities include growth in loans receivable, as well as purchases and normal maturities and reinvestments of interest-bearing deposits in other financial institutions and securities available for sale and purchases of premises and equipment. In 1997 the Company received $4.0 million from sales of securities available for sale.

NET CASH FLOW FROM FINANCING ACTIVITIES was $39.5 million and $12.1 million for the periods ended December 31, 1997 and 1996. In 1997 the increase was primarily attributable to growth in total deposits and securities sold under agreements to repurchase of $34.9 million and $4.5 million. In 1996 the increase was primarily due to net proceeds from the issuance of common stock of $12.1 million from the Offering.

MANAGEMENT OF INTEREST SENSITIVITY is accomplished by matching the maturities of interest-earning assets and interest-bearing liabilities. An institution's level of interest rate risk is generally dependent on the relative sensitivity to changes in interest rates of its interest-earning assets and its interest-bearing liabilities. The Bank measures and monitors its interest rate risk by forecasting change in net interest income under a variety of interest rate environments and through the use of Interest Sensitivity GAP Analysis such as the following analysis. The Interest Sensitivity GAP Analysis table shown below was prepared based on the contractual maturities/repricing dates of loans receivable, securities available for sale, deposits and securities sold under agreements to repurchase. As shown in the table, the Bank has a negative asset/liability cumulative GAP of $(15,637) resulting in a cumulative GAP ratio of 55.69% during the one year time frame. A one year GAP ratio below 100% indicates that a change in interest rates will affect more interest-bearing liabilities than interest-earning assets over the course of the year. Therefore, in the absence of countermanding strategies or circumstances, net interest income could be expected to decline in a period of rising rates and rise in a period of declining interest rates. The Simulation method is used extensively by management to monitor the Bank's interest rate risk. The Simulation uses a base-line analysis with no change in the current interest rate environment as well as alternative interest rate possibilities that include rising and falling interest rates with no change and with changes in the anticipated balances to generate the estimate of the impact on net interest income over a 12-month time horizon. In addition, the Simulation takes into account equity capital and the effects it has on net interest income where the GAP analysis doesn't account for equity capital.




                                 (Continued)


                                                                            10.

                        ST. JOSEPH CAPITAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               Of Financial Condition and Results of Operations



                      INTEREST SENSITIVITY GAP ANALYSIS
                            (Dollars in thousands)


                                                                       Repricable or Maturing Within
                                                                       -----------------------------
                                             0-3 Months      4-12 Months     1-5 Years      After 5 Years          Total
                                             ----------      -----------     ---------      -------------     ----------
INTEREST-EARNING ASSETS

Federal funds sold                           $    3,550       $       -      $       -        $       -       $    3,550
Interest-bearing deposits in
  other financial institutions                      500               -              -                -              500
Securities available for sale                     1,003           3,998         17,350                -           22,351
Loans receivable                                 10,265               -         12,029               59           22,353
                                             ----------       ---------      ---------        ---------       ----------
  Total interest-earning
    assets                                   $   15,318       $   3,998      $  29,379        $      59       $   48,754
                                             ==========       =========      =========        =========       ==========


INTEREST-BEARING LIABILITIES

Savings, NOW and money
  markets                                    $   13,509       $       -      $     104        $       -       $   13,613
Certificates of deposits                          7,152           9,518            682                -           17,352
Securities sold under
  agreements to repurchase                        4,504               -              -                -            4,504
                                             ----------       ---------      ---------        ---------       ----------
  Total interest-bearing
    liabilities                              $   25,165       $   9,518      $     786        $       -       $   35,469
                                             ==========       =========      =========        =========       ==========

Assets (liability) GAP                       $   (9,847)      $  (5,520)     $  28,593        $      59       $   13,285
                                             ==========       =========      =========        =========       ==========

Cumulative assets
  (liability) GAP                            $   (9,847)      $ (15,367)     $  13,226        $  13,285
                                             ==========       =========      =========        =========

Cumulative GAP ratio
  (assets/liabilities)                            60.87%          55.69%        137.29%          137.46%


The Bank manages interest rate risk by the employment of strategies to assure that desired levels of both interest-earning assets and interest-bearing liabilities mature or reprice within similar time frames. Such strategies include; 1) loans receivable which are renewed (and repriced) annually, 2) variable rate loans, 3) securities available for sale which mature at various times from one through five years, 4) certificates of deposits with terms from one month to three years and 5) possible Federal Home Loan Bank borrowing for terms of one day to ten years.




                                 (Continued)


                                                                            11.

                        ST. JOSEPH CAPITAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               Of Financial Condition and Results of Operations


CAPITAL RESOURCES

TOTAL SHAREHOLDERS' EQUITY was $11.2 million as of December 31, 1997, a decrease of $ .6 million from $11.8 million as of December 31, 1996. The decrease was primarily due to the net loss during 1997 of $(762,000).

THE COMPONENTS OF total risk-based capital are Tier 1 capital and Tier 2 capital. Tier 1 capital is total shareholders' equity less intangible assets. Tier 2 capital is Tier 1 capital plus a portion of the allowance for loan losses. The allowance for loan losses is includable in Tier 2 capital up to a maximum of 1.25% of risk weighted assets. The net unrealized appreciation (depreciation) on securities available for sale, net of tax, is not considered in meeting regulatory capital requirements. The following table provides the minimum regulatory capital requirements and the Company's and the Bank's actual capital ratios at December 31, 1997:


CAPITAL RATIOS



                            Minimum     Minimum Required
                          Required For     To Be Well
                            Capital     Capitalized Under   Company's   Bank's
                            Adequacy    Prompt Corrective    Capital    Capital
December 31, 1997           Purposes    Action Regulations    Ratio      Ratio
-----------------           --------    ------------------    -----      -----
Ratio of Total Capital
 to Risk Weighted Assets      8.0%            10.00%          47.5%      40.2%
Ratio of Tier 1 Capital
 to Risk Weighted Assets      4.0%             6.0%           46.3%      38.9%
Ratio of Tier 1 Capital
 to Average Assets            4.0%             5.0%           23.8%      20.0%


THE COMPANY AND BANK exceed the applicable minimum regulatory capital requirements at December 31, 1997.

RESTRICTIONS EXIST REGARDING the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. (See Note 1 to consolidated financial statements). No cash or other dividends were declared or paid during the fiscal year ended December 31, 1997 or 1996. (See Market For St. Joseph Capital Corporation Common Stock and Related Shareholder Matters for discussion of the Company's dividend policy).

AS OF DECEMBER 31, 1997, management is not aware of any current recommendations by the banking regulatory authorities which, if they were to be implemented, would have, or are




                                 (Continued)

                                                                            12.

                        ST. JOSEPH CAPITAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               Of Financial Condition and Results of Operations



reasonably likely to have, a material adverse effect on the Company's liquidity, capital resources or operations.
































                                 (Continued)


                                                                            13.

                        ST. JOSEPH CAPITAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               Of Financial Condition and Results of Operations



IMPACT OF INFLATION AND CHANGING PRICES

THE MAJORITY OF ASSETS AND LIABILITIES of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation.

MANAGEMENT BELIEVES the most significant impact on financial results is the Company's ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest rate sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholders' equity.


IMPACT OF YEAR 2000 COMPLIANCE

The Company is in the process of receiving Year 2000 vendor certifications on its primary computer operating systems. Testing will be performed over the next year to identify any applications that are not Year 2000 compliant. In the event an application is deemed to be non-compliant, corrective action will be taken. The implementation of the Company's Year 2000 plan is currently on schedule. Costs associated with the Year 2000 issue currently are undetermined and are expected to have some impact on the subsequent years' results of operations.














                                                                           14.

                        ST. JOSEPH CAPITAL CORPORATION
               MARKET FOR ST. JOSEPH CAPITAL CORPORATION COMMON
                    STOCK AND RELATED SHAREHOLDER MATTERS



The Company's Common Stock was held by approximately 67 holders of record as of March 5, 1998, and is quoted on the OTC Bulletin Board under the symbol "SJOE." To date there has been no regular and liquid market for the common stock, and there can be no assurance that a regular and liquid trading market will develop in the foreseeable future.

The following table shows, for the periods indicated, the high and low bid quotations per share of transactions in the Company's common stock as quoted on the OTC Bulletin Board. Certain other private transactions may have occurred during the periods indicated of which the Company has no knowledge. The following prices represent inter-dealer prices without retail markups, markdowns or commissions.

                                      Per Share           Per Share
                                      Bid Prices          Dividends
          1996                     High        Low        Declared
          ----                     ----        ---        --------
    March 31, 1996                 N/A         N/A           N/A
    June 30, 1996                  N/A         N/A           N/A
    September 30, 1996          $ 10.625    $ 10.000 *        -
    December 31, 1996             10.750      10.625          -

          1997
          ----
    March 31, 1997              $ 12.125    $ 10.750          -
    June 30, 1997                 13.375      12.125          -
    September 30, 1997            16.000      13.000          -
    December 31, 1997             17.250      16.000          -


    *Represents initial public offering price on September 4, 1996.

No cash or other dividends were declared or paid during the fiscal year ended
December 31, 1997 or 1996.   The Company expects that all Company and Bank
earnings, if any, will be retained to finance the growth of the Company and the Bank and that no cash dividends will be paid for the foreseeable future. If and when dividends are declared, the Company will probably be largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock. It is also possible, however, that the Company will pay dividends in the future generated from investment income and other activities of the Company.


FORM 10-KSB

The Company will provide without charge to each shareholder, upon written request to St. Joseph Capital Corporation, 3820 Edison Lakes Parkway, Mishawaka, Indiana 46545, Attention Edward R. Pooley, Senior Vice President and Chief Financial Officer, a copy of the Company's Annual Report on Form 10-KSB, including the Financial Statements and Schedules thereto required to be filed with the Securities and Exchange Commission, for the Company's most recent fiscal year.




                                                                            15.

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
St. Joseph Capital Corporation
Mishawaka, Indiana


We have audited the accompanying consolidated balance sheets of St. Joseph Capital Corporation (the Company) as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1997 and for the period from February 29, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period from February 29, 1996 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.




                                             Crowe, Chizek and Company LLP

South Bend, Indiana
February 20, 1998







                                                                           16.

                        ST. JOSEPH CAPITAL CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------

                                                                      1997             1996
                                                                      ----             ----
ASSETS
Cash and due from banks                                           $    985,464      $     3,103
Interest-bearing deposits in other financial institutions -                                   -
 short-term                                                                  -        1,307,009
Federal funds sold                                                   3,550,000          100,000
                                                                  ------------      -----------
   Total cash and cash equivalents                                   4,535,464        1,410,112
Interest-bearing deposits in other financial institutions
 (cost approximates fair value)                                        500,000                -
Securities available for sale                                       22,351,254       10,127,902
Loans receivable, net of allowance for loan losses
 of $360,000 in 1997                                                21,991,115                -
Accrued interest receivable                                            526,339                -
Premises and equipment, net                                            881,840          274,720
Other assets                                                            53,322           28,671
                                                                  ------------      -----------

       Total assets                                               $ 50,839,334      $11,841,405
                                                                  ============      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits
     Noninterest-bearing demand                                   $  3,951,366      $         -
     Savings, NOW and money markets                                 13,612,678                -
     Certificates of deposits                                       17,351,837                -
                                                                  ------------      -----------
       Total deposits                                               34,915,881                -
     Securities sold under agreements to repurchase                  4,503,760                -
     Accrued interest payable                                          120,890                -
     Other liabilities                                                  94,378           48,519
                                                                  ------------      -----------
       Total liabilities                                            39,634,909           48,519


Shareholders' equity
   Preferred stock, $.01 par value, 100,000 shares
    authorized; -0- shares issued and outstanding                            -                -
   Common stock, $.01 par value, 1,500,000 shares
    authorized; 1,269,486 and 1,265,160 shares issued
    and outstanding in 1997 and 1996                                    12,695           12,652
   Additional paid-in capital                                       12,164,648       12,103,000
   Retained deficit                                                 (1,052,339)        (290,219)
   Net unrealized appreciation (depreciation) on
    securities available for sale, net of tax of $52,947
    in 1997 and $0 in 1996                                              79,421          (32,547)
                                                                  ------------      -----------
       Total shareholders' equity                                   11,204,425       11,792,886
                                                                  ------------      -----------

           Total liabilities and shareholders' equity             $ 50,839,334      $11,841,405
                                                                  ============      ===========

--------------------------------------------------------------------------------

         See acompanying notes to consolidated financial statements.


                                                                             17.

                        ST. JOSEPH CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31, 1997 and period from February 29, 1996 to December 31, 1996

--------------------------------------------------------------------------------

                                                                          1997                   1996
                                                                          ----                   ----
Interest and dividend income
   Loans receivable, including fees                                  $     883,629          $          -
   Securities available for sale - taxable                                 920,425               197,057
   Federal funds sold                                                      176,944
   Other interest earning assets                                            41,181                     -
                                                                     -------------          ------------
     Total interest and dividend income                                  2,022,179               197,057

Interest expense
   Deposits                                                                834,759                     -
   Securities sold under agreements to repurchase                          107,393                     -
   Other borrowings                                                            172                 7,656
                                                                     -------------          ------------
     Total interest expense                                                942,324                 7,656
                                                                     -------------          ------------

NET INTEREST INCOME                                                      1,079,855               189,401

Provision for loan losses                                                  360,000                     -
                                                                     -------------          ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                        719,855               189,401

Noninterest income
   Gain on sales of securities available for sale, net                       2,139                     -
   Other income                                                              2,247                     -
                                                                     -------------          ------------
     Total noninterest income                                                4,386                     -

Noninterest expense
   Salaries and employee benefits                                          756,388               272,088
   Occupancy and equipment expense                                         301,478                29,588
   Other expense                                                           428,495               177,944
                                                                     -------------          ------------
     Total noninterest expense                                           1,486,361               479,620
                                                                     -------------          ------------

INCOME (LOSS) BEFORE INCOME TAXES                                         (762,120)             (290,219)

Income tax expense                                                               -                     -
                                                                     -------------          ------------

NET LOSS                                                             $    (762,120)         $   (290,219)
                                                                     =============          ============

Basic and diluted loss per common share                              $        (.60)         $       (.23)
                                                                     =============          ============

--------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.


                                                                            18.

                        ST. JOSEPH CAPITAL CORPORATION
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 Year ended December 31, 1997 and period from
                    February 29, 1996 to December 31, 1996

-------------------------------------------------------------------------------


                                                                                  Net Unrealized
                                                                                   Appreciation
                                                                                  (Depreciation)
                                                                                   on Securities
                                                      Additional                     Available            Total
                                         Common         Paid-In       Retained        For Sale,        Shareholders'
                                          Stock         Capital        Deficit       Net of Tax           Equity
                                          -----         -------        -------       ----------           ------
BALANCE AT FEBRUARY 29, 1996           $      -       $         -    $         -     $        -        $          -

Proceeds from issuance of common
 Stock for initial capitalization         1,000                 -              -              -               1,000

Proceeds from the issuance of
 1,265,160 shares of common stock,
 net of stock offering costs             12,652        12,103,000              -              -          12,115,652

Redemption of common stock
 from initial capitalization             (1,000)                -              -              -              (1,000)

Net loss                                      -                 -       (290,219)             -            (290,219)

Net change in unrealized
 appreciation (depreciation)
 on securities available for sale,
 net of tax of $-0-                           -                 -              -        (32,547)            (32,547)
                                       --------       -----------    -----------     ----------        ------------
BALANCE AT DECEMBER 31, 1996             12,652        12,103,000       (290,219)       (32,547)         11,792,886

Proceeds from the issuance
 of 4,326 shares of common stock             43            61,648              -              -              61,691

Net loss                                      -                 -       (762,120)             -            (762,120)

Net change in unrealized
 appreciation (depreciation) on
 securities available for sale, net
 of tax of $52,947                            -                 -              -        111,968             111,968
                                       --------       -----------    -----------     ----------        ------------
BALANCE AT DECEMBER 31, 1997           $ 12,695       $12,164,648    $(1,052,339)    $   79,421        $ 11,204,425
                                       ========       ===========    ===========     ==========        =============

-------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                                                                            19.

                        ST. JOSEPH CAPITAL CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Year ended December 31, 1997 and period from
                    February 29, 1996 to December 31, 1996

-------------------------------------------------------------------------------

                                                                1997          1996
                                                                ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                 $  (762,120)   $  (290,219)
  Adjustments to reconcile net loss to net cash
   from operating activities
     Depreciation                                              138,215          4,176
     Provision for loan losses                                 360,000              -
     Net amortization (accretion) on securities
      available for sale                                       (61,395)      (167,621)
     Gain on sales of securities available for sale, net        (2,139)             -
     Net change in
        Accrued interest receivable                           (526,339)             -
        Other assets                                           (24,651)       (28,671)
        Accrued interest payable                               120,890              -
        Other liabilities                                       (7,088)        48,519
                                                           -----------    -----------
          Net cash from operating activities                  (764,627)      (433,816)

CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in interest-bearing deposits in
   other financial institutions                               (500,000)             -
  Purchase of securities available for sale                (32,281,778)   (17,054,828)
  Proceeds from sales of securities available for sale       4,001,875              -
  Proceeds from maturities and calls of securities
   available for sale                                       16,285,000      7,062,000
  Net change in loans receivable                           (22,351,115)             -
  Purchase of premises and equipment, net                     (745,335)      (278,896)
                                                           -----------    -----------
     Net cash from investing activities                    (35,591,353)   (10,271,724)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits                                    34,915,881              -
  Net change in securities sold under agreements
   to repurchase                                             4,503,760              -
  Proceeds from other borrowings                                     -        275,000
  Repayment of other borrowings                                      -       (275,000)
  Proceeds from issuance of common stock, net                   61,691     12,115,652
                                                           -----------    -----------
     Net cash from financing activities                     39,481,332     12,115,652
                                                           -----------    -----------
Net change in cash and cash equivalents                      3,125,352      1,410,112

Cash and cash equivalents at beginning of period             1,410,112              -
                                                           -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $ 4,535,464    $ 1,410,112
                                                           ===========    ===========
Supplemental disclosures of cash flow information
  Cash paid during the year for
     Interest                                              $   821,434    $     7,656
     Income taxes                                                    -              -


-------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.


                                                                            20.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of St. Joseph Capital Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following describes the significant accounting and reporting policies which are employed in the preparation of the financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of St. Joseph Capital Corporation, a bank holding company located in Mishawaka, Indiana, (the Company) and its wholly-owned subsidiary St. Joseph Capital Bank (the Bank). All significant intercompany balances and transactions have been eliminated.

Nature of Business and Concentration of Credit Risk: The Company accepts deposits and grants commercial, real estate, and installment loans to customers primarily in Northern Indiana. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

Use of Estimates in Preparing Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, fair values of securities and other financial instruments, the realization of deferred tax assets and fair value of stock options involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist at December 31, 1997 may change in the near-term future and that the effect could be material to the financial statements.

Restrictions on Cash and Due From Banks: To satisfy legal cash reserve and clearing balance requirements, noninterest-bearing balances are required to be maintained as deposits with the Federal Reserve or as cash on hand. The total required cash reserve and clearing balance requirement was $107,000 at year end 1997.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are classified as trading when held for short term periods in anticipation of market gains, and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary.




-------------------------------------------------------------------------------

                                 (Continued)


                                                                            21.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

-------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The estimated fair value of securities is based on quoted market values for the individual securities or for equivalent securities. Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost and are reflected in results of operations at the time of sale. Interest income includes amortization of purchase premiums and discounts over the estimated life of the security using the level yield method.

Loans Receivable: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

Foreclosed Real Estate: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs. There were no foreclosed real estate properties held at December 31, 1997 or 1996.




-------------------------------------------------------------------------------

                                 (Continued)


                                                                            22.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

-------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Leasehold improvements are depreciated using the straight-line method over the lease term. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful life of the assets. Maintenance and repairs are expensed, and major improvements are capitalized. Assets are reviewed for impairment under Statement of Financial Accounting Standards (SFAS) No. 121 when events indicate that the reported carrying amount may not be fully recoverable.

Profit Sharing Plan: The Company maintains a 401(k) profit sharing plan covering substantially all employees. For details concerning the plan, see
Note 8.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments With Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 12.

Dividend Restriction: Banking regulations require the maintenance of certain capital levels which limit the amount of dividends which may be paid. For regulatory capital requirements, see Note 13.

Loss Per Common Share: Basic and diluted loss per common share is computed under a new accounting standard effective beginning with the quarter ended December 31, 1997. All prior loss per common share amounts have been restated to be comparable. Basic loss per common share is based on the net loss divided by the weighted average number of common shares outstanding during the period. Diluted loss per common share shows the dilutive effect of additional potential common shares issuable under stock options.

Stock Option Plan: Expense for employee compensation under stock option plans is based on Accounting Principles Board (APB) Opinion 25, with expense reported only if options are granted below market price at grant date. If applicable, disclosures of net income and earnings or loss per common share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.





-------------------------------------------------------------------------------

                                 (Continued)


                                                                            23.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

-------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statement of Cash Flows: For purposes of the statement of cash flows, cash and cash equivalents are defined to include the Company's cash on hand and due from other banks, its short-term interest-bearing deposits in other financial institutions and federal funds sold with a maturity of 90 days or less. The Company reports net cash flows for customer loan and deposit transactions, interest-bearing deposits in other financial institutions and short-term borrowings with original maturities of 90 days or less.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Future Accounting Change: A new accounting standard has been issued which will require future reporting of comprehensive income. Comprehensive income is net income, plus changes in unrealized appreciation (depreciation) on securities available for sale, net of tax.

Reclassifications: Certain amounts in the 1996 consolidated financial statements were reclassified to conform with the 1997 presentation.


NOTE 2 - ORGANIZATION

St. Joseph Capital Corporation was incorporated under the laws of the state of Delaware on February 29, 1996, with an initial capitalization of $1,000.
During 1996 and the first part of 1997, the Company's activities were limited to the organization of St. Joseph Capital Bank (the Bank), as well as preparation for and completion of a $12,650,000 common stock offering (the Offering). The Company sold 1,265,000 shares of common stock at a price of $10 per share in the Offering resulting in net proceeds of $12,114,000. A substantial portion of the proceeds of the Offering was used by the Company to provide the initial capitalization of the Bank which occurred on February 13, 1997, at which time the Bank began operations.





-------------------------------------------------------------------------------

                                 (Continued)


                                                                            24.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES AVAILABLE FOR SALE

Year end securities available for sale were as follows:


                                                 Gross     Gross
                                   Amortized  Unrealized Unrealized    Fair
1997                                 Cost        Gains     Losses      Value
----                                 ----        -----     ------      -----
Debt securities
      U.S. Government and
       federal agencies          $ 22,059,046  $ 136,756 $ (5,507) $ 22,190,295
      Obligations of states and
       political subdivisions         159,840      1,119        -       160,959
                                 ------------  --------- --------  ------------
                                 $ 22,218,886  $ 137,875 $ (5,507) $ 22,351,254
                                 ============  ========= ========  ============
1996
----
Debt securities
     U.S. Government
     and federal agencies        $ 10,160,449  $       - $(32,547) $ 10,127,902
                                 ============  ========= ========  ============


The amortized cost and fair value of debt securities available for sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                             ---------December 31, 1997------
                                                      -----------------
                                                Amortized            Fair
                                                   Cost              Value
                                                   ----              -----
    Due in one year or less                  $     2,002,200    $   2,003,900
    Due after one year through five years         20,216,686       20,347,354
                                             ---------------    -------------
                                             $    22,218,886    $  22,351,254
                                             ===============    =============

Activities related to sales of securities available for sale are summarized as follows:


                                                    1997             1996
                                                    ----             ----
    Proceeds from sales                      $     4,001,875    $           -
    Gross gains on sales                               2,802                -
    Gross losses on sales                                663                -


At December 31, 1997 and 1996, securities with a book value of approximately $7,119,000 and $-0-, respectively, were pledged to secure certain deposits and securities sold under agreements to repurchase.

--------------------------------------------------------------------------------

                                 (Continued)

                                                                            25.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 4 - LOANS RECEIVABLE, NET

Year end loans receivable were as follows:

                                                                  1997

  One to four family residential mortgage loans                $ 5,909,708
  Construction loans - residential                                 468,094
  Construction loans - commercial                                3,400,709
  Commercial and multi-family real estate loans                  6,251,140
  Commercial business loans                                      5,081,563
  Consumer loans                                                 1,241,508
                                                               -----------
                                                                22,352,722

  Allowance for loan losses                                       (360,000)
  Net deferred loan origination fees                                (1,607)
                                                               -----------

                                                               $21,991,115
                                                               ===========


Activity in the allowance for loan losses at year end was as follows:

                                                                  1997
                                                                  ----
  Beginning balance                                            $         -
  Provision for loan losses                                        360,000
  Recoveries                                                             -
  Charge-offs                                                            -
                                                               -----------
  Ending balance                                               $   360,000
                                                               ===========


At December 31, 1997 no portion of the allowance for loan losses was allocated to impaired loan balances as there were no loans considered impaired as of or for the year ended December 31, 1997.

Certain directors and executive officers of the Company and its subsidiary, including associates of such persons, are loan customers. A summary of the related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows:

                                                                  1997
                                                                  ----
  Balance - beginning of year                                  $         -
  New loans                                                      1,330,000
  Repayments                                                       (58,000)
                                                               -----------
  Balance - end of year                                        $ 1,272,000
                                                               ===========


--------------------------------------------------------------------------------

                                 (Continued)

                                                                            26.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT, NET


Year end premises and equipment were as follows:

                                                     1997            1996
                                                     ----            ----
  Leasehold improvements, furniture, fixtures
   and equipment                                  $ 1,024,231      $ 278,896
  Accumulated depreciation                           (142,391)        (4,176)
                                                  -----------      ---------

                                                  $   881,840      $ 274,720
                                                  ===========      =========



NOTE 6 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more was approximately $15,250,000 and $-0- at year end 1997 and 1996.

At December 31, 1997, the scheduled maturities of certificates of deposit were as follows for the years ended December 31:


        1998                                      $16,670,136
        1999                                          365,000
        2000                                          316,701
                                                  -----------

                                                  $17,351,837
                                                  ===========


NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. These arrangements are all short-term retail repurchase agreements and are secured by securities available for sale. Such collateral is held by safekeeping agents of the Company. Information concerning securities sold under agreements to repurchase as of December 31, 1997, is summarized as follows:


  Amount outstanding at year end                                 $ 4,503,760
  Weighted average interest rate at year end                            4.97%
  Maximum month end balance during the year                      $ 4,588,163
  Average daily balance during the year                          $ 2,152,651
  Weighted average interest rate during the year                        4.99%

--------------------------------------------------------------------------------

                                 (Continued)

                                                                            27.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)

Securities underlying these agreements at year end were as follows:


  Carrying value of securities                              $  6,010,000
  Fair value                                                $  6,042,000


NOTE 8 - BENEFIT PLANS

The Company's Board of Directors has adopted a stock option plan. Under the terms of this plan, options for up to 100,000 shares of the Company's common stock may be granted to key management employees and directors of the Company and its subsidiaries. The exercise price of the options is determined at the time of grant by an administrative committee appointed by the Board of Directors.

SFAS No. 123, which became effective for 1996, requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net loss and loss per common share had the fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $-0- for 1997 and 1996.

The fair value of options granted during 1997 and 1996 is estimated using the following weighted average information: risk-free interest rate of 6.5% and 6.5%, expected life of 10 and 10 years, expected volatility of stock price of
 .13 and .15, and expected dividends of 0% and 0% per year.

                                                           1997         1996
                                                           ----         ----
  Net loss as reported                                 $ (762,120)   $(290,219)
  Proforma net loss                                    (1,181,415)    (476,453)

  Basic and diluted loss per common share as reported  $     (.60)   $    (.23)
  Proforma basic and diluted loss per common share           (.93)        (.38)


In future years, the proforma effect of not applying this standard is expected to increase as additional options are granted.


--------------------------------------------------------------------------------

                                 (Continued)

                                                                            28.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 8 - BENEFIT PLANS (Continued)

Stock option plans are used to reward employees and provide them with an additional equity interest. Options are issued for 10 year periods with varying vesting periods. Information about option grants follows:


                                                                              Weighted
                                  Number of                  Weighted          Average
                                Outstanding   Exercise       Average         Fair Value
                                   Options       Price     Exercise Price     of Grants

  Outstanding, beginning of 1996         -
  Granted                           56,030  $10.00 - $10.62   $  10.03         $  4.92
                                    ------
  Outstanding, end of 1996          56,030   10.00 -  10.62      10.03
  Granted                           35,765   10.62 -  17.25      14.45         $  9.71
                                    ------
  Outstanding, end of 1997          91,795   10.00 -  17.25      11.75


The weighted average remaining contractual life of options outstanding at December 31, 1997 was approximately nine years. Stock options exercisable at December 31, 1997 and 1996 totaled 77,795 and 28,030 at a weighted average exercise price of $12.06 and $10.05.

The Company maintains a 401(k) plan covering substantially all employees. The plan provides for voluntary employee contributions and discretionary employer contributions. Employee voluntary contributions are vested at all times and the Company's discretionary contributions are fully vested after three years. Annual expense related to the plan is based on a discretionary matching of 50% of voluntary employee contributions on the first 6% of the participants compensation. The plan also allows for an additional discretionary contribution on the employee's behalf for any eligible employee irrespective of the employee's voluntary participation in the plan during the year. The discretionary matching percentage and the additional discretionary contribution are to be determined by the Board of Directors at the end of each year. The expense recorded related to this plan was $14,000 for 1997 and $-0- for 1996.


--------------------------------------------------------------------------------

                                  (Continued)

                                                                            29.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 9 - OTHER EXPENSE


Year end other expense amounts were as follows:

                                                   1997        1996
                                                   ----        ----
    Advertising and promotion                   $  48,403   $   23,487
    Client courier                                 49,317            -
    Data processing                                64,107        2,650
    Incorporation expense                           6,156       30,819
    Liability insurance                            25,200        2,158
    Printing, postage, stationery and supplies     44,221       31,639
    Professional dues and memberships              16,082        8,238
    Professional fees                              84,921       55,805
    Telephone                                      22,951        8,148
      Other                                        67,137       15,000
                                                ---------   ----------

                                                $ 428,495   $  177,944
                                                =========   ==========


NOTE 10 - INCOME TAXES

There was no income tax expense for the years ended December 31, 1997 or 1996 as the Company has experienced a tax net operating loss since its inception.

Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% in all periods presented to income (loss) before income taxes as a result of the following for the years ended December 31:

                                                   1997        1996
                                                   ----        ----
Income taxes (benefit) at statutory rate        $(259,121)  $  (98,674)
Tax effect of:
   State tax, net of federal income
     tax effect                                   (42,230)     (15,814)
   Effect of deferred tax valuation allowance     296,592      111,658
   Other, net                                       4,759        2,830
                                                ---------   ----------

      Total income tax expense                  $       -   $        -
                                                =========   ==========



--------------------------------------------------------------------------------


                                  (Continued)

                                                                            30.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES (Continued)

The components of the net deferred tax asset (liability) recorded in the consolidated balance sheets as of December 31 are as follows:


                                                    1997           1996
                                                    ----           ----
 Deferred tax assets
   Net operating loss carryforward              $   273,711     $  173,625
   Bad debt deduction                               142,596
   Donation carryforward                              4,315              -
   Net unrealized depreciation
    on securities available for sale                      -         13,019
   Other                                              1,007              -
                                                -----------     ----------
                                                    421,629        186,644

 Deferred tax liabilities
   Accretion                                        (13,379)       (61,359)
   Net unrealized appreciation on
    securities available for sale                   (52,947)             -
   Other                                                  -           (608)
                                                -----------     ----------
                                                    (66,326)       (61,967)
 Valuation allowance                               (408,250)      (124,677)
                                                -----------     ----------

   Net deferred tax asset (liability)           $   (52,947)    $        -
                                                ===========     ==========


A valuation allowance has been recorded to offset the excess of deferred tax assets over deferred tax liabilities, excluding the deferred tax liability for net unrealized appreciation on securities available for sale, as the Company has not yet paid any income taxes which would be refundable if these temporary differences reversed.


NOTE 11 - BASIC AND DILUTED LOSS PER COMMON SHARE

Loss per common and common equivalent share are based on the combined weighted average number of common shares and common equivalent shares outstanding which include, where appropriate, the assumed exercise or conversion of outstanding stock options. In computing loss per common and common equivalent share, the Company has utilized the treasury stock method.


--------------------------------------------------------------------------------

                                 (Continued)


                                                                             31.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 11 - BASIC AND DILUTED LOSS PER COMMON SHARE (Continued)

The computation of loss per common share, weighted average common and common equivalent shares used in the calculation of basic and diluted loss per common share is as follows:

                                                     Year End December 31
                                                     --------------------
                                                      1997           1996
                                                      ----           ----

BASIC LOSS PER COMMON SHARE
   Net loss                                       $   (762,120)  $    (290,219)
   Weighted average common shares
   outstanding                                       1,266,830       1,265,024
                                                  ============   =============

     BASIC LOSS PER COMMON SHARE                  $       (.60)  $        (.23)
                                                  ============   =============

DILUTED LOSS PER COMMON SHARE
   Net loss                                       $   (762,120)  $    (290,219)

   Weighted average common shares
    outstanding                                      1,266,830       1,265,024
   Add: dilutive effects of assumed stock
    option exercises                                         -               -
                                                  ------------   -------------

   Weighted average common and dilutive additional
    potential common shares outstanding              1,266,830       1,265,024
                                                  ============   =============

     DILUTED LOSS PER COMMON SHARE                $       (.60)  $        (.23)
                                                  ============   =============


Outstanding stock options for 91,795 and 56,030 shares of common stock at December 31, 1997 and 1996, were not considered in computing diluted loss per common share for 1997 and 1996 because they were antidilutive. Additionally, in January 1998 the Company granted stock options for 5,500 shares of common stock which may affect the computation of diluted earnings per common share in future periods.


NOTE 12- COMMITMENTS AND CONTINGENCIES

Some financial instruments are used to meet customer financing needs and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, unused open end revolving lines of credit and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the balance sheet.


--------------------------------------------------------------------------------

                                 (Continued)


                                                                             32.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 12- COMMITMENTS AND CONTINGENCIES (Continued)

Commitments at year-end were as follows:

                                                        1997            1996
                                                        ----            ----

   Commitments to extend credit                      $ 5,105,000     $      -
   Unused open end revolving lines of credit          11,924,000            -
   Standby letters of credit                           1,043,000            -


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment, and generally have fixed expiration dates. Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party. Exposure to credit loss if the other party does not perform is represented by the contractual amount of these items. Collateral or other security is normally not obtained for these financial instruments prior to their use, and many of the commitments are expected to expire without being used.

Under an employment agreement with an executive officer, certain events leading to separation from the Company could result in cash payments totaling approximately $294,000 at December 31, 1997.

The Company has leased a building for its main office location. The lease has a term of five years with the option for one five year extension. In addition, the lease agreement allows the Company to purchase the building for $800,000 at any time during the term of the lease. The aggregate annual lease payments are $67,500 beginning in 1997 for the first year of the lease and increase by $14,500 in 1998, $4,500 in 1999 and $9,500 in each succeeding year during the initial five year term. Future minimum lease commitments are:


      1998                                      $    82,000
      1999                                           86,500
      2000                                           96,000
      2001                                          105,500
                                                -----------

      Total                                          $   370,000
                                                     ===========


-----------------------------------------------------------------------=--------


                                 (Continued)


                                                                           33.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 13 - REGULATORY MATTERS

At year end, the Bank was considered well capitalized and all regulatory capital requirements were met. The Bank's actual capital levels (in millions) and minimum required levels were:


                                                                                            Minimum Required
                                                                                                To Be Well
                                                                      Minimum Required       Capitalized Under
                                                                         For Capital         Prompt Corrective
                                                   Actual             Adequacy Purposes      Action Regulations
                                                   ------             -----------------      ------------------
1997                                         Amount      Ratio        Amount       Ratio       Amount     Ratio
----                                         ------     ------        ------       -----       ------     -----
Total capital (to risk weighted assets)      $ 9.6       40.2%         $ 1.9       8.0%         $ 2.4     10.0%
Tier 1 capital (to risk weighted assets)       9.3       38.9            1.0       4.0            1.4      6.0
Tier 1 capital (to average assets)             9.3       20.0            1.9       4.0            2.3      5.0

NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS

Presented below are the condensed financial statements for the parent company, St. Joseph Capital Corporation.

                           CONDENSED BALANCE SHEETS
                          December 31, 1997 and 1996


                                                              1997                1996
                                                              ----                ----
ASSETS
Cash and cash equivalents                               $    1,773,792      $     1,410,112
Securities available for sale                                        -           10,127,902
Investment in Bank subsidiary                                9,423,983                    -
Premises and equipment, net                                          -              274,720
Other assets                                                    12,092               28,671
                                                        --------------      ---------------
    Total assets                                        $   11,209,867      $    11,841,405
                                                        ==============      ===============

LIABILITIES
Other liabilities                                       $        5,442      $        48,519

SHAREHOLDERS' EQUITY                                        11,204,425           11,792,886
                                                        --------------      ---------------
    Total liabilities and shareholders' equity          $   11,209,867      $    11,841,405
                                                        ==============      ===============



--------------------------------------------------------------------------------


                                  (Continued)


                                                                             34.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                        CONDENSED STATEMENTS OF INCOME

Year ended December 31, 1997 and period from February 29, 1996 to December 31, 1996


                                                      1997         1996
                                                      ----         ----

Interest income                                   $   66,545    $  197,057
Interest expense                                           -         7,656
Other expenses                                       172,327       479,620
                                                  ----------    ----------
LOSS BEFORE INCOME TAXES AND EQUITY
 IN UNDISTRIBUTED NET LOSS OF BANK SUBSIDIARY       (105,782)     (290,219)

Income tax benefit                                         -             -
                                                  ----------    ----------
LOSS BEFORE EQUITY IN UNDISTRIBUTED
 NET LOSS OF bANK SUBSIDIARY                        (105,782)     (290,219)

Equity in undistributed net loss
 of Bank subsidiary                                 (656,338)            -
                                                  ----------    ----------
NET LOSS                                          $ (762,120)   $ (290,219)
                                                  ==========    ==========



--------------------------------------------------------------------------------


                                 (Continued)

                                                                            35.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS
Year ended December 31, 1997 and period from February 29, 1996 to December 31, 1996

                                                               1997              1996
                                                               ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                               $   (762,120)     $   (290,219)
   Adjustments to reconcile net loss to
    net cash  from operating activities
     Equity in undistributed net loss of
      bank subsidiary                                          656,338                 -
     Depreciation                                                1,528             4,176
     Discount accretion                                        (45,542)         (167,621)
     Net change in other assets                                  6,224           (28,671)
     Net change in other liabilities                           (43,077)           48,519
                                                          ------------      ------------
      Net cash from operating activities                      (186,649)         (433,816)

CASH FLOWS FROM INVESTING ACTIVITIES
   Investment in Bank subsidiary                              (346,382)                -
   Purchase of securities available for sale                (3,056,000)      (17,054,828)
   Proceeds from maturities and calls of securities
    available for sale                                       3,930,061         7,062,000
   Purchase of premises and equipment, net                     (39,041)         (278,896)
                                                          ------------      ------------
      Net cash from investing activities                       488,638       (10,271,724)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from other borrowings                                    -           275,000
   Repayment of other borrowings                                     -          (275,000)
   Proceeds from issuance of common stock, net                  61,691        12,115,652
                                                          ------------      ------------
      Net cash from financing activities                        61,691        12,115,652
                                                          ------------      ------------

Net change in cash and cash equivalents                        363,680         1,410,112

Cash and cash equivalents at beginning of period             1,410,112                 -
                                                          ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                $  1,773,792      $  1,410,112
                                                          ============      ============

Non-cash transfers to investment in bank subsidiary
   Securities available for sale                          $  9,331,930      $          -
   Premise and equipment, net                                  312,233                 -
   Other assets                                                 10,355                 -


--------------------------------------------------------------------------------

                                 (Continued)

                                                                             36.

                        ST. JOSEPH CAPITAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end are as follows, in thousands:


                                                ----------1997---------  -------1996------------
                                                          ----                  ----
                                                 Carrying    Estimated   Carrying    Estimated
                                                  Amount    Fair Value    Amount     Fair Value
                                                  ------    ----------    ------     ----------
Financial assets
  Cash and cash equivalents                     $    4,535  $    4,535  $    1,410   $    1,410
  Interest-bearing deposits in other
   financial institutions                              500         500           -            -
  Securities available for sale                     22,351      22,351      10,128       10,128
  Loans receivable, net of allowance
   for loan losses                                  21,991      22,039           -            -
  Accrued interest receivable                          526         526           -            -

Financial liabilities
  Noninterest-bearing demand,
   savings, NOW and money
   markets                                         (17,564)    (17,564)          -            -
  Certificates of deposits                         (17,352)    (17,352)          -            -
  Securities sold under agreements to
   repurchase                                       (4,504)     (4,504)          -            -
  Accrued interest payable                            (121)       (121)          -            -


The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities available for sale is based on quoted market values for the individual securities or for equivalent securities. Estimated fair value for loans is based on the rates charged at year end for new loans with similar maturities, applied until the loans are assumed to reprice or be paid. Estimated fair value for other financial instruments and off-balance-sheet loan commitments is considered nominal.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at year end 1997 or 1996, the estimated fair values would necessarily have been achieved at that date, since the market values may differ depending on various circumstances. Also, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The estimated fair values at year end 1997 and 1996 should not necessarily be considered to apply at subsequent dates.



--------------------------------------------------------------------------------

                                                                             37.